Exhibit 5.2

June 3, 2026

Jianzhi Education Technology Group Company Limited

15/F, Tower A, Yingdu Building, Zhichun Road

Haidian District, Beijing 100086

People’s Republic of China

Re:	Jianzhi Education Technology Group Company Limited

Ladies and Gentlemen:

We have acted as U.S. counsel to Jianzhi Education Technology Group Company Limited, a company organized under the laws of the Cayman Islands (the “Company”), in connection with the Securities Purchase Agreement, dated June 2, 2026 (the “Securities Purchase Agreement”, which definition includes all listed exhibits and schedules thereto) entered into by and between the Company, and those certain investors signatory thereto, which provides for, among other things, the offer and sale by the Company of (i) 300,000,000 class A ordinary shares of the Company of par value US$0.0001 (the “Class A Ordinary Shares”) represented by 5,000,000 American Depositary Shares (the “ADSs”), with each ADS representing 60 Class A Ordinary Shares, and (ii) 5,000,000 series A warrants to purchase Class A Ordinary Shares as represented by ADSs (the “Warrants”), pursuant to the Securities Purchase Agreement. Each such Class A Ordinary Share underlying each Warrant being a “Warrant Share”, and the Warrants, Class A Ordinary Shares, ADSs and Warrant Shares are collectively, the “Securities”)

In the above capacity, we have reviewed (i) the registration statement on Form F-3 (Registration No. 333-283260), for the registration of the Securities filed by the Company on November 15, 2024 with the U.S. Securities and Exchange Commission (the “Commission) and declared effective on December 9, 2024, pursuant to the Securities Act, including the documents filed by the Company pursuant to the Securities Exchange Act of 1934, as amended, and incorporated by reference therein, and the information deemed to be a part of the registration statement pursuant to Rule 430B under the Securities Act (the “Registration Statement”), (ii) the prospectus, dated December 9, 2024 (the “Base Prospectus”), which forms a part of and is included in the Registration Statement, (iii) the Prospectus Supplement, dated June 2, 2026, which supplements the Base Prospectus, (iv) an executed copy of the Securities Purchase Agreement and (v) executed copies of the Warrants.

The Securities are to be sold by the Company pursuant to the Securities Purchase Agreement, the form of which has been filed as Exhibit 10.1 to the Company’s Current Report on Form 6-K that are incorporated by reference into the Registration Statement.

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus Supplement that is a part of the Registration Statement, other than as expressly stated herein.

In addition to the examination outlined above, we have conferred with various officers of the Company and have ascertained or verified, to our satisfaction, such additional facts as we deemed necessary or appropriate for the purposes of this opinion. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, the genuineness of all signatures on documents reviewed by us and the legal capacity of natural persons. In making our examination of the documents executed by the parties, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof. In addition, we have assumed that when issued and paid for pursuant to the Securities Purchase Agreement and the Warrants, as applicable, the Class A Ordinary Shares represented by ADSs and the Warrant Shares, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the laws of the State of New York. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

Based upon the foregoing and subject to the assumptions and qualifications set forth herein, we are of the opinion that the Warrants, when issued and sold by the Company and delivered by the Company in accordance with the terms of the Warrants, when executed and delivered by the Company, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms under the laws of the State of New York.

The opinion above is subject to (a) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors’ generally, including without limitation the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, and (b) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law. In addition, we express no opinion as to the enforceability of any rights to indemnification or contribution provided for in the Securities Purchase Agreement that are violative of the public policy underlying any law, rule or regulation.

We hereby consent to the reference to our firm under the heading “Legal Matters” in the Prospectus Supplement to the Base Prospectus relating to the Securities to be filed pursuant to Rule 424(b) of the Rules and Regulations. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations. We also hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 6-K being filed on the date hereof and incorporated by reference into the Registration Statement. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Han Kun Law Offices LLP

Han Kun Law Offices LLP